Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER OF 2025

Denver, Colorado – August 5, 2025 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce its second quarter operational results from its Don David Gold Mine (“DDGM”) near Oaxaca, Mexico.

“While production remained lower than we would like in the second quarter of 2025, we are starting to see the hard work we have been performing start to pay off,” said Allen Palmiere, President and CEO. “We have secured the additional funding we needed through ATM sales and a loan that we finalized at the end of the quarter. With this capital, we have been able to place orders for much needed equipment to begin to replace our existing aging fleet, and we have also ordered a third dry stack filter press to increase processing throughput and increase return. We have also engaged Cominvi Servicios, an experienced underground mining contractor, to accelerate the development of the Three Sisters vein systems. These initiatives are part of the disciplined execution plan we have been communicating, and we are excited to see them start moving forward.”

Don David Gold Mine:

●	In the second quarter of 2025, DDGM, located in Mexico, produced and sold a total of 2,420 gold equivalent (“AuEq”) ounces, comprised of 878 gold ounces and 150,365 silver ounces at an average sales price per ounce of $3,350 and $34.35, respectively.
●	During the second quarter, underground definition and ore control drilling progressed as planned at the Three Sisters vein system, with continued focus on the Sandy and Sadie vein sets. Positive results from this work have contributed to an improved geologic model, supporting near-term production planning. Additional definition drilling was also completed on the Splay 31 and Candelaria veins within the Arista vein system. The objective of these drilling programs is to maximize potential economic returns from near-term production across both vein systems. While underground exploration drilling remains suspended, new step-out targets have been identified at both Three Sisters and Arista for future drill testing. Exploration drilling is expected to resume following the completion of the necessary development and improvements in the Company’s working capital position.

Corporate and Financial:

●	The Company has $10.4 million in working capital and $12.7 million in cash as of June 30, 2025.
●	In the second quarter, the Company made some strategic changes in management and at the board level. On June 18, 2025, Peter Gianulis was appointed to the board as a director and as a member of the Audit Committee and the Compensation Committee. Additionally, Armando Alexandri, a mining engineer with more than 40 years of operational and executive experience in the industry, was added to the team as the new Chief Operating Officer.
●	On June 26, 2025, the Company executed a loan agreement with Private Investors in the amount of $6.28 million, to be used for working capital. In connection with the loan agreement, the Company issued a common stock purchase warrant to an affiliate of the Private Investors for the purchase of up to 1,500,000 shares of the Company’s common stock at an exercise price per share of $0.65.
●	Net loss was $11.5 million or $0.09 per share for the quarter, which was mainly attributable to lower production and a decrease in net sales. Production was significantly impacted by two key constraints: the reduced availability of critical mining equipment due to an aging fleet and a shortage of alternative ore production headings to maintain output.
●	Total cash cost after co-product credits for the quarter was $4,017 per AuEq ounce, and total all-in sustaining cost (“AISC”) after co-product credits for the quarter was $5,458 per AuEq ounce. (See Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures for a reconciliation of non-GAAP measures to applicable U.S. GAAP measures).

Liquidity Update:

Tonnes produced from the mining operations at DDGM in 2025 remained lower than in the previous year, and except for silver, grades were lower as well. There are several factors that caused these declines. The Company continues to encounter significant issues with equipment availability due to the age and condition of some of the critical mining equipment in use at the mine. Due to the challenges with equipment availability, the Company was not able to maintain its projected timeline for the development of future production zones. As a result, the Company is currently mining only one face at a time in areas that are accessible. The current lack of other available production zones has placed additional pressure on the Company’s ability to achieve its production estimates, as any problems encountered at the current production zone cannot be offset by production elsewhere in the mine. In addition, the mill continued to experience mechanical issues that resulted in lower throughput, and when combined with the lower tonnes mined, resulted in a production shortfall. To minimize the mechanical issues and return the mine to a cash positive position, the Company engaged a third-party contract miner during the second quarter and started to upgrade its mining fleet.

The Company believes that the mine has potential to generate positive cash flow based on the information to date from the new areas of the Three Sisters, as well as other areas that have been discovered near the existing mining zones. In order to develop access and better define these new areas, an investment must be made in the equipment and mine plan. Without the addition of these areas to the life-of-mine plan, the Company does not believe that the mine will generate sufficient free cash flow in the near term.

The Company’s inability to achieve its production estimates and continued operating losses have created substantial doubt about its ability to continue as a going concern. The Company previously announced that it would require approximately $7.0 million to obtain additional mining equipment and for mill upgrades. Management is currently looking to reduce the amount necessary for mining equipment purchases by purchasing used equipment in good condition and using a third-party contractor that will provide its own equipment. In addition to the above-mentioned equipment and mill upgrades, the Company also expects to require approximately $8.0 million in working capital over the next 12 months in order to fund the initial development to access the Three Sisters and Splay 31 systems, although not all of this capital will be required immediately.

The Company raised $2.5 million through a registered direct offering in January 2025. Further, in February 2025, the Company sold its interest in Green Light Metals for $0.9 million. In the second quarter of 2025, the Company raised approximately $5.6 million through its At-The-Market Offering (“ATM”) Program, after deducting the agent’s commissions and other expenses. Year-to-date 2025, the Company has raised approximately $8.6 million, after deducting the agent’s commissions and other expenses, through its ATM Program and intends to utilize it further to raise capital, as required, throughout the year.

On May 7, 2025, the Company received the previously disclosed tax refund of 76 million pesos from the overpayment of Mexico taxes by DDGM in 2023, plus an inflation adjustment, for a total of 79.6 million pesos (approximately $4.0 million). Additionally, on June 26, 2025, the Company executed a loan agreement with Private Investors in the amount of $6.28 million, to be used for working capital. In connection with the loan agreement, the Company issued a common stock purchase warrant to an affiliate of the Private Investors for the purchase of up to 1,500,000 shares of the Company’s common stock at an exercise price per share of $0.65, the aggregate exercise proceeds of which may provide additional funds for the Company. For the six months ended June 30, 2025, the Company has raised $21.3 million through the ATM, direct offering, the tax refund, and the loan. However, there can be no assurances that the revenue will be sufficient to generate profits and positive cash flows from operations in the future, and the Company may be compelled to place the mine on “care and maintenance” status and cease operations until sufficient capital is available.

If the Company is unable to successfully develop the new mining areas, the continued operation of the mine may not be possible beyond the third quarter of 2026. If continued operation of the mine is not possible, the Company may be compelled to place the mine on “care and maintenance” status, which would likely trigger significant severance and other costs, which the Company may not be able to pay.

2025 Sustaining and Growth Investments Summary

	For the six months ended June 30, 2025
	2025	2024

Sustaining Investments:
Underground Development	$1,430	$2,657
Other Sustaining Capital	653	851
Infill Drilling	419	786
Surface and Underground Exploration Development & Other	145	2
Subtotal of Sustaining Investments:	2,647	4,296
Growth Investments:
DDGM growth:
Surface Exploration / Other	850	1,045
Underground Exploration Drilling	-	38
Underground Exploration Development	3,285	-
Back Forty growth:
Back Forty Project Optimization & Permitting	371	347
Subtotal of Growth Investments:	4,506	1,430
Total Capital and Exploration:	$7,153	$5,726

Trending Highlights

	2024				2025	2025
	Q1	Q2	Q3	Q4	Q1	Q2
Operating Data
Total tonnes milled	98,889	93,687	83,690	80,367	56,906	63,479
Average Grade
Gold (g/t)	1.89	1.27	0.54	0.64	0.70	0.56
Silver (g/t)	88	102	83	94	169	115
Copper (%)	0.37	0.26	0.19	0.20	0.18	0.13
Lead (%)	1.25	1.00	1.01	1.12	0.72	0.88
Zinc (%)	2.82	2.59	2.63	2.73	1.68	2.72
Metal production (before payable metal deductions)
Gold (ozs.)	4,757	2,947	944	1,258	903	758
Silver (ozs.)	251,707	263,023	194,525	210,581	257,285	196,435
Copper (tonnes)	280	181	93	88	54	50
Lead (tonnes)	812	616	576	678	272	373
Zinc (tonnes)	2,310	2,020	1,741	1,734	699	1,380
Metal produced and sold
Gold (ozs.)	3,557	2,724	1,357	960	859	878
Silver (ozs.)	216,535	234,560	181,434	184,804	230,320	150,365
Copper (tonnes)	264	197	98	82	50	43
Lead (tonnes)	667	491	467	548	277	272
Zinc (tonnes)	1,682	1,771	1,473	1,360	617	1,060
Average metal prices realized
Gold ($ per oz.)	$ 2,094	$ 2,465	$ 2,561	$ 2,706	$ 2,956	$ 3,350
Silver ($ per oz.)	$ 23.29	$ 30.49	$ 30.61	$ 31.11	$ 32.54	$ 34.35
Copper ($ per tonne)	$ 8,546	$ 10,428	$ 8,832	$ 8,969	$ 9,656	$ 9,619
Lead ($ per tonne)	$ 1,977	$ 2,235	$ 2,065	$ 1,897	$ 1,950	$ 1,887
Zinc ($ per tonne)	$ 2,483	$ 2,871	$ 2,854	$ 3,062	$ 2,710	$ 2,607
Gold equivalent ounces sold
Gold Ounces	3,557	2,724	1,357	960	859	878
Gold Equivalent Ounces from Silver	2,408	2,901	2,169	2,125	2,535	1,542
Total AuEq oz	5,965	5,625	3,526	3,085	3,394	2,420

Second Quarter 2025 Conference Call

The Company will host a conference call on Wednesday, August 6, 2025, at 12:00 p.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Armando Alexandri, Chief Operating Officer, and Chet Holyoak, Chief Financial Officer, will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://onlinexperiences.com/Launch/QReg/ShowUUID=9408713A-18B6-4113-B697-6504F8C08A29

To join the call via telephone, please use the following dial-in details:

Participant Toll Free:	+1 (800) 717-1738
International:	+1 (289) 514-5100
Conference ID:	49273

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking words such as “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, (i) the success and timing of the Company’s contractor negotiations and equipment acquisitions; (ii) Company’s anticipated near-term capital needs and potential sources of capital; (iii) the Company’s expectations regarding cash flow, productivity and the resumption of exploration drilling; (iv) the Company’s belief as to the cash flow potential of DDGM; and (v) the Company’s ability to continue to operate the Don David Gold Mine in the absence of additional capital. All forward-looking statements in this press release are based upon information available to the Company as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. Forward-looking statements are subject to risks and uncertainties. Additional risks related to the Company may be found in the periodic and current reports filed with the Securities and Exchange Commission by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which are available on the SEC’s website at www.sec.gov.

For further information, please contact:

Chet Holyoak

Chief Financial Officer

Chet.Holyoak@grc-usa.com

www.GoldResourceCorp.com
303-320-7708